Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 20, 2023, except for Note 2.1, as to which the date is July 3, 2023, in the Registration Statement (Form 20-F) of Almacenes Exito S.A. for the registration of its American Depositary Shares, each representing eight common shares.

/s/ Ernst & Young Audit S.A.S.

Medellin, Colombia

July 3, 2023